Exhibit 5

Sherman & Howard L.L.C.

ATTORNEYS & COUNSELORS AT LAW
633 SEVENTEENTH STREET, SUITE 3000
DENVER, COLORADO 80202

TELEPHONE: (303)297-2900
FAX: (303)298-0940

OFFICES IN: COLORADO SPRINGS · STEAMBOAT SPRINGS · VAIL
PHOENIX · RENO · LAS VEGAS · ST. LOUIS

February 27, 2009

CoBiz Financial Inc.

821 17th Street

Denver, CO 80202

Re:                               Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is delivered in our capacity as special counsel to CoBiz Financial Inc., a Colorado corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company to the United States Department of Treasury (“Treasury”) of 64,450 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Shares”) and a Warrant to purchase 895,968 shares of the Company’s common stock (the “Warrant”) pursuant to a Letter Agreement (including the Schedules thereto) between Treasury and the Company dated as of December 19, 2008 and the Securities Purchase Agreement — Standard Terms (including the Annexes thereto) (together, the “Agreement”) executed as part of the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.

In our capacity as special counsel, we have examined the Registration Statement, the Agreement, the Warrant and such other documents and records, and we have made such other investigations, as we have deemed necessary to enable us to state the opinions expressed below.  In all such examinations, we have assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine.  As to factual matters, we have relied upon the representations and warranties contained in the Agreement, certificates of officers of the Company and certificates of public officials.

In expressing the opinions set forth below, we have assumed, with respect to all of the documents referred to in this opinion letter, that: (a) such documents have been duly authorized by and have been duly executed and delivered by all of the parties to such documents (other than the Company); (b) all signatories to such documents (other than the Company) have been duly authorized; and (c) all of the parties to such documents (other than the Company) are duly organized and validly existing under the laws of all applicable jurisdictions and have the power and authority (corporate, partnership, regulatory, fiduciary, contractual or other) to execute, deliver and perform such documents.

We express no opinion as to the laws of any jurisdiction other than the United States of America and the State of Colorado, and also express no opinion with respect to the blue sky securities laws of any state, including Colorado.

On the basis of the foregoing and subject to the assumptions, exclusions, limitations and qualifications herein set forth, we are of the opinion that:

(a)                                  The Preferred Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

(b)                                 The Warrant has been duly authorized and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; provided, however, that we express no opinion on the enforceability of Section 16 of the Warrant insofar as such provision attempts to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, or (B) waive the right of the Company or any other person to a trial by jury.

(c)                                  The shares of Common Stock issuable upon exercise of the Warrant have been duly authorized and reserved for issuance upon exercise of the Warrant and when so issued in accordance with the terms of the Warrant will be validly issued, fully paid and non-assessable.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.